Exhibit (a)(5)(D)

Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne

MC 98000 Monaco

October 3, 2016

On September 19, 2016, Navios Maritime Holdings Inc. (the “Company”) commenced an exchange offer (the “Exchange Offer”) of -

•	newly issued shares of its common stock (the “Common Stock”) and/or

•	cash, for

any and all outstanding American Depositary Shares, each representing 1/100th of a share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”) and 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H ADSs”).

Background and Rationale of Exchange Offer

As you can see from the table below, the trading volume of the ADSs has declined materially during the year, likely because the board of directors of the Company, taking into account the best interests of its stakeholders in light of continued industry weakness, decided to discontinue the payment of dividends on the ADSs.

Series	Q1 Share Volume	Q2 Share Volume	Q3 Share Volume
G	2.6 million	692,000	664,000
H	5.9 million	1.8 million	1.7 million

In light of the downturn in trading volume, the Company determined to offer holders of the ADSs the opportunity in the Exchange Offer to:

•	exchange their ADSs for highly liquid Common Stock consideration,

and/or

•	obtain immediate liquidity by exchanging their ADSs for cash consideration (provided, however, that no more than 50% of the Series G ADSs and the Series H ADSs, each as a class, will receive cash; if ADSs are tendered in excess of this 50% limit, the ADSs will be prorated and such excess deemed to have been tendered for Common Stock.)

Under either scenario, an ADS holder will receive consideration reflecting a material premium to the current market price of the ADSs.

Premium for Tendering Holders

As indicated in the initial Exchange Offer documents, the Company is offering a 5% premium for stock consideration and a 10% premium for cash consideration, calculating such premium based on the 20-day VWAP during the period immediately preceding the launch of the Exchange Offer. Exchange premiums actually range from 15% to 26% if measured based on the volume weighted average trading price (“VWAP”) for the first three quarters of 2016, as you can see below.

Series	YTD VWAP	YTD Volume	Consideration: All Common Stock Tender	Premium	Consideration: All Cash Tender	Premium	Consideration: 50% Common Stock/50% Cash Tender	Premium
G	$5.02	3.9 million	$5.77	14.9%	$5.85	16.5%	$5.81	15.7%
H	$4.55	9.4 million	$5.67	24.6%	$5.75	26.4%	$5.71	25.5%

Exchange Offer Choices

1)	Exchange for Common Stock allows -

•	Participation in Industry Recovery - Common Stock allows ADS holders to participate in any improvement of the underlying industry and business dynamics.

•	Common Stock Liquidity - Common Stock offers liquidity, as the trading volume averaged about 58 million shares during each of first three quarters of 2016.

•	Material Premium - The Company is offering a 5% premium for stock consideration and a 10% premium for cash consideration, calculating such premium based on the 20-day VWAP during the period immediately preceding the launch of the Exchange Offer. These premiums increase to 15% to 25% for stock and 16% to 26% for a 50% combination of stock and cash election, based on the VWAP for the first three quarters of 2016.

2)	Exchange for Cash allows -

•	Cash Liquidity - Cash provides ADS holders with immediate cash liquidity for their investment in a largely illiquid market.

•	Material Premium - The Company is offering a 5% premium for stock consideration and a 10% premium for cash consideration, calculating such premium based on the 20-day VWAP during the period immediately preceding the launch of the Exchange Offer. These premiums increase to 17% to 26% for cash and 16% to 26% for a 50% combination of stock and cash election, based on VWAP for the first three quarters of 2016.

General Industry Background

Shipping has experienced historic volatility in the past eight years, along with many seaborne commodities, as a result of changing consumption patterns in China and other emerging markets. The Baltic Dry Index (“BDI”), which tracks the earnings of dry bulk vessels, dropped 98% from the all-time high in 2008 to a historical low of 290 in February 2016. While there has since been some recovery, the BDI, as of the end of September 2016, of 888 was 61.4% less than the 20-year average of 2,303.

The change in consumption patterns driving the demand for seaborne commodities can also be seen in the price of other commodities, such as iron ore, the price of which collapsed by 80% (high to low) in the past eight years and metallurgical coal (used to make steel), the price of which collapsed by 75% (high to low) in the past eight years. Finally, in the 20-month period commencing in mid-2014, oil suffered a price collapse of almost 80%. While oil has since recovered, and today trades 55% below the 2014 pricing level, the large price shock to the broader commodity complex caused a significant pause in purchasing patterns that exacerbated the declining demand from China and other end users.

Management’s Proactive Measures

During the prolonged industry downturn, Management has focused on cost management -

•	The Company dramatically reduced general and administrative expense (including employee compensation) by about 40% on a run rate basis in 2016 as compared to 2015.

•	In Q4 2015, the Company eliminated dividend payments to common shareholders after paying 39 consecutive quarterly dividends.

•	In Q1 2016, as industry conditions worsened, the Company took the hard but required decision to discontinue its preferred dividends.

•	The Company developed economies of scale and savings through in-house management – generating $35 million in annual opex savings compared to the industry average.

•	In September 2016, the Company borrowed $70 million in the form of a secured loan from Navios Maritime Acquisition Corp., pledging a majority of its unencumbered collateral.

Conclusion

The Exchange Offer allows holders of tendered ADSs to choose (1) shares of the Company’s Common Stock or (2) cash, with material premiums for the exchange consideration ranging from 15% to 26% (as measured by the VWAP for the first three quarters of 2016). The Exchange Offer takes into account challenging industry conditions and eliminates large and growing financial obligations in face of continued market weakness. Tendering shareholders who receive Common Stock should participate in the recovery as business and industry conditions improve.

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THIS COMMUNICATION IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING SERIES G ADSs OR SERIES H ADSs OR THE UNDERLYING PREFERRED STOCK NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFER. THE COMPANY IS MAKING THE EXCHANGE OFFER ONLY BY, AND PURSUANT TO THE TERMS OF, THE OFFER TO EXCHANGE AND THE LETTERS OF TRANSMITTAL. THE EXCHANGE OFFER IS NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFER. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

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Forward-Looking Statements

This press release contains forward-looking statements concerning future events and expectations including with respect to the completion of the Exchange Offer and the trading price or volume of the Company’s securities. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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